Exhibit 99

Company contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com
www.orasure.com

ORASURE TECHNOLOGIES TO DEFEND PATENT INFRINGEMENT LAWSUIT

Bethlehem, PA (April 17, 2008) – OraSure Technologies, Inc. (NASDAQ: OSUR) announced that it has received a complaint from Inverness Medical Innovations, Inc. (AMEX: IMA), Inverness Medical Switzerland GmbH and Church & Dwight, Co., Inc. (NYSE: CHD), filed in the United States District Court for the District of New Jersey, alleging that the manufacture and sale of the Company’s OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test infringes U.S. Patent No. 6,485,982. OraSure Technologies believes that none of its products, including the OraQuick ADVANCE® Test, infringe the patent or other intellectual property rights of any party. The Company also believes that the asserted patent is invalid and intends to defend this lawsuit vigorously.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the public health and life insurance markets for the detection of antibodies to HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

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